Exhibit 3.9

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.coloradosos.gov.	Colorado Secretary of State Date and Time: 08/09/2023 01:08 PM ID Number: : 20181590379 Document number: 20231832008 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20181590379
(Colorado Secretary of State ID number)

	Entity name	Trans American Aquaculture, Inc

2.	The new entity name (if applicable) is

(The following statement is adopted by marking the box.)
☒ This is a Public Benefit Corporation

3.	The purposes for which the corporation was formed are
Aquaculture, Operations

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	(Optional) Delayed effective date:
(mm/dd/yyyy hour:minute am/pm)

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Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

7.	The true name and mailing address of the individual causing the document to be delivered for filing are	Thomas	Adam
		(Last)	(First)	(Middle)	(Suffix)

1022 Shadyside Lane
(Street name and number or Post Office Box information)

Dallas	TX	75223
(City)	(State)	(Postal/Zip Code)

United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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CERTIFICATE OF WITHDRAWAL OF THE CERTIFICATE OF DESIGNATIONS OF

PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

OF

Gold River Productions, Inc.

a Colorado corporation

Gold River Productions, Inc., a Colorado corporation (the "Corporation"), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation (the "Articles of Incorporation") and pursuant to the provisions of Section 7-106-202 of the Colorado Revised Statutes, the Board of Directors ("Board"), by unanimous written consent of the Board dated May 15, 2023, adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation's Series A Preferred Stock, and these composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series A Preferred Stock are as follows:

WHEREAS, the Board of Directors of the Corporation has previously adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 10,000,000 shares of the Corporation's preferred stock, par value $0.000001 per share, as the Series A Preferred Stock (the "Series A Preferred Stock") pursuant to the Articles of Amendment filed with the Secretary of State of the State of Colorado on February 28, 2021 (the "Series A Designation");

WHEREAS, no shares of Series A Preferred Stock are outstanding and no such shares of Series A Preferred Stock shall be issued in the future and Board of Directors of the Corporation deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series A Designation and return the shares of preferred stock previously designated as Series A Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Articles oflncorporation, pursuant to a Certificate of Withdrawal of the Certificate of Designations of Preferences and Rights of the Series A Preferred Stock;

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation hereby withdraws the Series A Designation and returns the previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for designation and issuance as determined by the Board of Directors of the Corporation, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Colorado a Certificate of Withdrawal of the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution; and be it

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officers this 16th day of May 2023.

Gold River Productions, Inc.

By:	/s/ Adam Thomas
Name: Title:	Adam Thomas Chief Executive Officer

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